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                                                                   EXHIBIT 10.24


                   EXCLUSIVE SUPPLY AND SOLE SOURCE AGREEMENT

         This Exclusive Supply and Sole Source Agreement (the "Agreement"), entered into as of the Effective Date (the "Effective Date"), is by and between Intelligent Systems for Retail, Inc. ("ISR"), a California corporation with offices at 1241 E. Hillsdale Boulevard, Suite 210, Foster City, California 94404, and Diamond Phoenix Corporation ("Diamond "), a Maine corporation with offices at 167 River Road, Lewiston, Maine 04241.

                                    RECITALS

         WHEREAS, ISR is in the business of soliciting direct consumer sales via the Internet and then selling and delivering grocery, drugstore, and general merchandise products to general consumers;

         WHEREAS, Diamond is in the business of designing, manufacturing, integrating and installing equipment for automated materials handling, including Carousel Products;

         WHEREAS, the parties desire that Diamond manufacture and sell to ISR various types of Carousel Products for automated materials handling;

         WHEREAS, the parties desire that ISR purchase all of its requirements for these Carousel Products from Diamond Phoenix; and

         WHEREAS, the parties by this Agreement desire to set forth their various rights and responsibilities regarding the sale and purchase of such Carousel Products.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                    AGREEMENT

1.0 DEFINITIONS.

1.1 "Affiliate" shall mean (i) a corporation performing activities relating to ISR's business in which ISR owns and controls, directly or indirectly, at least fifty percent (50%) of the outstanding shares entitled to vote for the board of directors; (ii) a franchisee or licensee of ISR; or (iii) a joint venture with a third party (x) which joint venture performs activities relating to ISR's business, and (y) in which ISR owns or controls at least twenty percent (20%) equity interest.

1.2 "Carousel Product" shall mean Diamond's carousel product for automated materials handling, as more fully described in Exhibit A, including all equipment and related Carousel Software. The parties agree that, from time to time and subject to mutual agreement, the parties may amend or add different configurations of carousel
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products to this list. When used without capitalization, the term "carousel products" shall refer to carousel products generally and not just those manufactured by Diamond.

1.3 "Carousel Software" shall mean that certain software, in source code and object code format, which (1) controls the functionality of the Carousel Product or (2) interfaces with other materials handling systems.

1.4 "Intellectual Property" shall mean all rights of a person or entity in, to, or arising out of: (i) any U.S. or foreign patent (or any similar right) or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights and registrations and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights anywhere in the world.

1.5 "Shareholder Agreement" shall mean that certain Amended and Restated Shareholder Agreement of even date herewith.

1.6 "Specifications" means the specifications for the Carousel Product, as set forth in Exhibit A.

1.7 "Purchase Order" means a written order from ISR (or any of its Affiliates) delivered to Diamond requesting Diamond to manufacture and sell a Carousel Product and stating the proposed unit numbers and specifications of the Carousel Product, the location at which the Carousel Product will be installed (the "Worksite") and any special conditions thereof that might affect the fabrication, installation or testing of the Carousel Product, shipping instructions, any request for Diamond to supply labor for installation, a requested testing schedule and procedure, and the requested delivery date. The Purchase Order may also include a reference to a "Technical Proposal" sent by Diamond to ISR, including such information as price, scope of work, system functionality, delivery schedule, and acceptance test criteria.

2.0 MANUFACTURING AND SALES.

2.1 Manufacturing and Sale.

         (a) Manufacturing and Sale. Upon ISR's (as used in this Section 2.0 only, ISR shall also refer to ISR's designated Affiliate(s)) Purchase Orders therefor and pursuant to the terms and conditions of this Agreement, Diamond agrees to manufacture and sell all Carousel Products ordered by ISR to ISR or its designated Affiliates, and, subject to Section 2.1(c), ISR agrees to purchase such Carousel Products from Diamond.

         (b) Diamond Exclusivity. Provided that ISR fulfills its obligations pursuant to Section 4 or unless ISR provides prior written consent, Diamond shall not sell any Carousel Products (whether sold by Diamond or sold by a licensee, distributor, integrator, broker or any other third


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party authorized by Diamond) to any other entity in the business of soliciting and transacting direct consumer sales via the Internet and delivering (whether using its own transportation or via outsourcing to a third party) grocery, drugstore, and general merchandise to customers.

         (c) ISR Exclusivity and Sole Source. For so long as Diamond manufactures and sells to ISR its required supply of carousel products, ISR agrees to purchase all of its requirements for carousel products from Diamond. If Diamond fails to provide ISR with all its required supply of Carousel Products ordered pursuant to this Agreement on any particular Purchase Order for a given site on the delivery dates reasonably required by ISR, such failure shall not be considered a breach of this Agreement but will entitle to ISR to purchase enough equivalent products from a third party to fulfill such particular Purchase Order. The foregoing notwithstanding, subject to ISR's fulfilling its obligations set forth in Section 4 of this Agreement, Diamond's obligations pursuant to Section 2.1(b) shall remain in full force and effect.

2.2 Orders and Forecasts.

         (a) All purchases and sales between ISR (and any of its Affiliates) and Diamond, whether consummated directly or indirectly through a third party agent of Diamond, shall be initiated by ISR's issuance of written Purchase Orders sent via airmail or by telephone or facsimile and then confirmed by written Purchase Orders. The acceptance by Diamond of a Purchase Order shall be indicated by written acknowledgment thereof by Diamond. In the event of a conflict between the terms and conditions of any Purchase Order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control as to such conflict, unless the parties agree in writing that the terms and conditions of a particular Purchase Order shall supersede a particular term or condition of this Agreement.

         (b) ISR shall have the right to cancel Purchase Order(s) or any portions thereof for any reason by notifying Diamond in writing no later than thirty (30) days after ISR submits its Purchase Order(s) pursuant to Section 2.2(a). Cancellation shall be effective upon Diamond's receipt of the written cancellation notice from ISR. Diamond shall cease all work on such canceled purchase order(s) in accordance with the cancellation notice. In the event that Diamond incurs any costs in connection with preparing for or commencing work on a Purchase Order that is canceled pursuant to this provision, including without limitation costs for materials, drawings or labor, ISR shall reimburse Diamond for such reasonable costs within thirty (30) days of receiving an invoice therefor.

2.3 Delivery and Shipping. Diamond shall ship the Carousel Products to ISR's Worksite suitably packaged for shipment in Diamond's standard containers. All shipping costs shall be prepaid by Diamond but invoiced to ISR.

2.4 Insurance and Risk of Loss. Immediately following delivery of the Carousel Product to the Worksite, ISR shall be responsible for and shall bear any and all risk of loss of or damage to the Carousel Product. ISR shall, at its expense, take out and maintain insurance in an amount at least equal to the Purchase Price covering all risks of loss or damage to the Carousel Product. Such insurance shall name Diamond as an insured party and shall provide for an insurer's waiver of


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subrogation in favor of all insured parties. Prior to delivery of the Carousel
Product to the Worksite, Diamond shall be responsible for and shall bear any and all risk of loss of or damage to the Carousel Product. Diamond, at its expense, shall maintain insurance in an amount equal to or greater than the value of all Carousel Products that Diamond is manufacturing for or shipping to ISR, such insurance to cover all risks of loss or damage to the Carousel Products.

2.5 Site Conditions and Provisions by Purchaser. ISR, at its own expense, shall provide at the Worksite reasonable means of access to a minimum of one dock door, with the availability of a dock leveler, a completely enclosed building to protect Diamond's equipment from the elements, completion of water-tight roof and such electric current, water, heat, ventilation, telephone service, a temporary office space, light and other utilities and facilities required for the installation of the Carousel Product. In the event that any elevator or crane service owned by ISR shall be available at the Worksite, Diamond may, without charge, use any such service for handling of materials during installation. ISR shall allow Diamond access to the Worksite for inspection of compliance to these requirements, prior to commencement of the installation. Additional provisions and conditions related to Worksite conditions and installation may be attached to the Purchase Order and acceptance thereof.

2.6 Permits. Prior to the installation of the Carousel Product, ISR shall procure and pay for all building, erection and other licenses, permits, authorizations and inspections required in connection with the Carousel Product. Diamond shall not be responsible for any failure of the Carousel Product or its installation to comply with building, electrical or other codes or regulations of local, state or federal agencies or authorities.

2.7 Changes, Delays. At any time prior to delivery, ISR may request in writing any substitutions, deviations, additions, or deletions (hereinafter referred to as "Changes") in the Carousel Product and in the specifications or drawings incorporated in this Agreement or the Purchase Order. All of the terms and conditions of this Agreement shall apply to such Changes. If Diamond's performance is delayed by any such Changes or by other causes within control of ISR, ISR agrees to reimburse Diamond for reasonable and documented expenses incurred as a result of such delay, including without limitation, the costs of storing, maintaining, repairing, and refurbishing Carousel Product, demurrage, labor and material escalation and pull out charges. Upon request by ISR, Diamond shall provide to ISR an itemized list of all such expenses with supporting documentation. In such event, ISR also agrees to excuse the delay and accept Diamond's performance at any appropriately deferred completion date.

2.8 Labor and Personnel. Any request that Diamond supply labor at the Worksite (other than Diamond's customary installation supervisor) shall be set forth in the Purchase Order and the cost of such labor, including any premium for overtime, shall be negotiated for each order.

2.9 Test and Inspection By ISR.

         (a) All Carousel Products manufactured and delivered by Diamond may be subject to incoming receiving inspection by ISR at the Worksite.


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         (b) Within five (5) days of delivery of the Carousel Product to the
Worksite, ISR shall inspect the Carousel Product for damage incurred during shipping and conformity to the Purchase Order. If ISR determines that the order it has received does not conform to the Purchase Order, or is damaged during shipment, ISR shall notify Diamond in writing within ten days of the date of delivery of the Carousel Product to the Worksite and Diamond shall at its own expense repair or replace such Carousel Product.

         (c) Each Purchase Order and acceptance thereof shall state the procedure and schedule for testing of the Carousel Product.

3.0 CAROUSEL SOFTWARE.

3.1 Carousel Software. Diamond shall own all right, title and interest in and to the Carousel Software, including any Intellectual Property rights therein.

3.2 License Grant. Diamond grants to ISR (and its designated Affiliate(s) as applicable) a nonexclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid up license to use, display and publicly perform the Carousel Software in connection with the operation of the Carousel Products; and, for purposes of executing the Carousel Software, analysis, and running simulations by ISR and Affiliate(s) only, to copy the Carousel Software. Without limiting the foregoing, ISR may grant to its designated Affiliate(s) to which it has sold, leased or otherwise transferred a Carousel Product or which has purchased a carousel Product directly from Diamond (or any third party agent of Diamond) a sublicense in and to its rights in the Carousel Software co-extensive with the rights granted hereunder by Diamond to ISR.

3.3 Ownership of Modifications. As between ISR and Diamond, subject to and with exception of Diamond's ownership of the Carousel Software as set forth in section 3.1, ISR shall own all right, title, and interest in and to any permitted modifications and derivative works made from or to the Carousel Software on behalf of ISR, including all Intellectual Property rights therein. ISR grants Diamond a nonexclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid up license to use and copy any such modifications and to sub-license any such modifications and derivative works to any licensee other than a business described in section 2.1(b). Nothing in this section 3.3 should be construed to allow ISR to modify or make derivative works from the Carousel Software without the express written consent of Diamond.

3.4. Software Escrow.

         3.4.1. Escrow Account.

         (a) On the Effective Date, and as a condition precedent to any obligation of ISR hereunder, Diamond will deposit a copy of all materials relating to the Carousel Software, including the binary and source code for the Carousel Software, and all tools used by Diamond to generate such software that are not generally commercially available, such as Diamond-authored development tools, etc., such that a reasonably skilled programmer could understand and modify such Carousel Software (collectively, the "Source Materials") in escrow with a mutually


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acceptable escrow agent and the parties will enter into a mutually acceptable source code escrow agreement on customary terms consistent with the provisions of this Section 3.5. Diamond will deposit all Source Materials with the escrow agent in accordance with the escrow agreement, but in no event shall such deposits occur less frequently than once per calendar quarter. ISR shall have the right to inspect any deposited Source Materials after delivery to the escrow agent, but only on the premises of the escrow agent and only as necessary to verify the nature and completeness of such Source Materials. ISR shall pay the fees of the escrow agent.

         (b) In the event that Diamond ceases to carry on business for thirty
(30) consecutive days, fails or is otherwise unable to provide service and support which it is contractually obligated to provide for the Carousel Software, which inability continues for thirty (30) days after ISR notifies Diamond in writing of the alleged failure in service and support, the deposited Source Materials shall be delivered to ISR by the escrow agent. Delivery of the deposited materials will be made to ISR after written request by ISR to the escrow agent, stating the grounds upon which the request is made. On receipt of the request from ISR, the escrow agent will mail a copy of the request to Diamond and will then deliver the deposited Source Materials to ISR forthwith thirty (30) days after the copy of the request is mailed to Diamond. If Diamond disputes the occurrence of any default event specified in ISR's request, the escrow agent will not deliver the requested Source Materials to either party until directed to do so by ISR and Diamond jointly, or until ordered to do so by final order of a court of competent jurisdiction or pursuant to an arbitration proceeding initiated by either of the parties, in accordance with the then-current rules of the American Arbitration Association. If ISR initiates the arbitration, it shall be with an arbitrator located in the State of Maine. If Diamond initiates such arbitration, it shall be with an arbitrator located in the State of California. If a party initiates such arbitration, the other party agrees to submit to the jurisdiction thereof, solely for the purpose of adjudicating release pursuant to this Section 3.4 and to cooperate fully to complete such proceeding as quickly as possible. The decision of the arbitrator will be binding and either party will have the right to enter such order in a court of competent jurisdiction.

         3.4.2. Use of Source Materials.

         (a) On the occurrence of receipt by ISR of the Source Materials, ISR may use the Source Materials, either directly or indirectly, through a third party programmer or analyst engaged by ISR specifically to complete or continue Diamond's work, solely to modify, enhance, and support the Carousel Product, and to make a reasonable number of copies of the Source Materials to assist in the performance of such tasks;

         (b) ISR acknowledges and agrees that the Source Materials constitute confidential proprietary information of Diamond. ISR may disclose the Source Materials only to those employees of ISR (or Affiliates) required to have knowledge of such information to perform their duties. ISR shall protect the Source Materials with the same degree of care as it protects its own confidential information, and in no event less than a reasonable degree of care.

         (c) If a problem that resulted in ISR obtaining the Source Materials is later cured, ISR shall promptly return the Source Materials to escrow agent.


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4.0 ISR PERFORMANCE CRITERIA.

4.1 Minimum Order. In order to maintain the exclusivity granted in Section 2.1(b) and the effect of the Standstill Period as defined in the Stock Purchase Agreement and the Shareholder Agreement, ISR (including all orders from its Affiliate(s)) shall annually order at least the following amounts of Carousel Products from Diamond:

         (a) From January 1, 1999, through March 31, 2000, ISR shall place cumulative orders of Carousel Products in an amount of [*] Dollars ($[*]);

         (b) From January 1, 1999, through December 31, 2000, ISR shall place cumulative orders of Carousel Products in an amount of [*] Dollars ($[*]); and

         (c) From January 1, 1999, through December 31, 2001, ISR shall place cumulative orders of Carousel Products in an amount of [*] Dollars ($[*]).

4.2 In the event that ISR fails to order the minimum amounts of Carousel Products set forth above, but such orders nonetheless total at least seventy-five percent (75%) of such minimum amounts, such failure shall not be considered a breach of this Agreement but ISR may only maintain the exclusivity in 2. 1 (b) and the Standstill Period by placing additional orders to meet the minimum amounts within the first quarter of the following year.

4.3 In the event that IRS fails to order the minimum number of Carousel Products set forth above and does not correct any such shortcoming pursuant to section 4.2, such failure shall not be deemed a breach of this Agreement but shall allow Diamond to terminate the Standstill Period and the restriction that Diamond limit certain sales to ISR exclusively as set forth in section 2.1(b).

4.4 For the purpose of determining whether ISR has placed sufficient orders to meet the performance criteria set forth in this section, an "order" shall be defined to include all of the following:

         (a) The receipt by Diamond of a written Purchase Order from ISR:

         (b) The receipt by ISR of Diamond's written acceptance of the Purchase Order;

         (c) The receipt by Diamond of ISR's deposit of ten percent (10%) of the purchase price; and

         (d) The receipt by Diamond on a continuing basis of all payments invoiced with respect to a particular order in a timely manner.

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For the purposes of this section 4, an order placed by ISR or an Affiliate directly or indirectly through an authorized agent, licensee, distributor, integrator or broker of Diamond's shall be considered an order by ISR from Diamond.

5.0 TECHNICAL SUPPORT.

         Within one hundred and twenty (120) days of the Effective Date, the parties shall negotiate and enter into a Separate Support Agreement, pursuant to which Diamond would provide technical support to ISR regarding use of the Carousel Products.

6.0 PRICE AND PAYMENT.

6.1 Price. ISR (as used in this Section 6.0 only, ISR shall also refer to ISR's Affiliate) will pay to Diamond for Carousel Products as follows:

         (a) ISR will pay to Diamond (whether sold by Diamond or sold by a licensee, distributor, integrator, broker or any other third party authorized by Diamond) for Carousel Products based on the price list and pricing methodology set forth in Exhibit B. During the Term (but not extending through any renewal term), Diamond shall not increase the prices charged to ISR for Carousel Products by more than [*] of the increase in the Consumer Price
Index ("CPI") over the twelve month period prior to any such increase. As used herein, CPI means the U.S. Consumer Price Index for all Urban Consumers, U.S. City Average - All Items 1982-1984 = 100 Base for the applicable twelve (12) month period as published by the Bureau of Labor Statistics. The price for Carousel Products sold during any renewal term is set forth in section 7.2.

         (b) During the term of this Agreement and any extensions thereof, Diamond shall provide ISR with a volume discount on Carousel Products ordered, and such discount shall be set equal as follows:

                  (i) If during any one (1) calendar year period, ISR places orders for Carousel Products in an aggregate sum of between Five Million Dollars ($5,000,000.00) and Ten Million Dollars ($ 10,000,000.00), Diamond shall reduce the price, retroactively or prospectively, as the case may be, of Carousel Products ordered during the entire calendar year by [*] percent ([*]%).

                  (ii) If during any one (1) calendar year period, ISR places orders for Carousel Products in an aggregate sum of more than Ten Million Dollars ($ 10,000,000.00) but less than Twenty Million Dollars ($20,000,000.00), Diamond shall reduce the price, retroactively or prospectively, as the case may be, of Carousel Products ordered during the entire calendar year by [*] percent ([*]%).

                  (iii) If during any one (1) calendar year period, ISR places orders for Carousel Products in an aggregate sum of more than Twenty Million Dollars

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         ($20,000,000.00), Diamond shall reduce the price, retroactively or prospectively, as the case may be, of Carousel Products ordered during the entire calendar year by [*] percent ([*]%).

                  (iv) For the purpose of determining whether ISR has placed sufficient orders to qualify for the discounts set forth in this section and determining whether a particular order is made during a calendar year when a discount has been earned, the definition of "order" set forth in Section 4.4. shall apply.

         (c) During each Extension Period (as defined in section 7.2 below) elected by ISR, Diamond may increase the price charged ISR for the Carousel Product by [*] percent ([*]%) of the increase in the CPI during the twelve month period prior to any such increase.

6.2 Payment Method.

         (a) ISR shall pay Diamond for all Carousel Products ordered by ISR as follows. Within ten (10) days of Diamond's acceptance of an ISR Purchase Order, ISR shall pay to Diamond a deposit equal to ten percent (10%) of the Purchase Price. Diamond shall invoice ISR on the first and fifteenth days of each month thereafter for progress payments for the cost of materials, fabrication, installation and other services. Each invoice shall be paid by ISR within fifteen (15) days of receipt. Ten percent (10%) of the Purchase Price shall be held by ISR as a retainer, to be paid within fifteen (15) days after the completion of the installation of the Carousel Product and the completion of the Scope of Work set forth in the Purchase Order.

         (b) In addition to the Purchase Price, ISR shall pay all shipping costs, taxes (including without limitation, state, federal, local sales or value added taxes and personal property taxes), import or export duties, and business license fees. Any of the foregoing for which Diamond has a legal obligation of payment may be invoiced by Diamond to ISR for payment within fifteen (15) days unless ISR furnishes Diamond with the applicable tax exemption certificate or direct payment certificate. ISR hereby indemnifies and holds Diamond harmless from and against any claims by any third party for payment of any of the foregoing taxes or fees.

7.0 TERM AND TERMINATION.

7.1 Term of this Agreement. This Agreement shall become effective on the Effective Date and shall continue in force until December 31, 2001 (such period, the "Term") unless terminated earlier pursuant to Section 7.3.

7.2 Renewal Option. After the Term and through December 31, 2005, ISR shall have the option, in its sole discretion, to extend the Term for successive one (1) year periods (each such period an "Extension Period") based on the following option price formula and according to the following procedure:


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         ISR shall exercise its option to extend the Term for one year by giving
Diamond written notice no later than thirty (30) days following the end of the Term or extension thereof. The price paid by ISR to Diamond for exercising any renewal option shall be as follows:

         (a) If during the immediately preceding calendar year, ISR (including all orders from its Affiliates) places an order in an aggregate amount of more than Ten Million Dollars ($10,000,000.00), ISR may exercise the option without any charge.

         (b) If during the immediately preceding calendar year, ISR (including all orders from its Affiliates) places an order in an aggregate amount of less than Ten Million Dollars ($10,000,000.00), ISR may exercise the option at a cost of fifteen percent (15 %) of the difference between the actual annual orders placed and Ten Million Dollars ($10,000,000.00).

         (c) For the purpose of determining whether an order has been placed during a particular calendar year, "order" shall be defined as in Section 4.4 hereof.

7.3 Termination. This Agreement may be terminated only in accordance with the following:

         (a) Either party hereto may terminate this Agreement for cause if the other party hereto becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, which petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

         (b) Either party hereto may terminate this Agreement for cause if the other party breaches any express material term or condition of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach. If the nature of the cure for any non-monetary breach is such that it is reasonably expected to take longer than sixty (60) days, the breaching party shall be given an additional forty-five (45) calendar days to cure such breach, provided the cure is commenced during the original sixty (60) day period and is diligently carried out thereafter. In the event the material breach is not cured within the periods specified above after delivery of the notice, the non-breaching party may terminate this Agreement in writing as of a date specified in the termination notice. The terminating party shall have all rights and remedies available at law or equity as well as any other rights and remedies set forth in this Agreement.

7.4 Survival. The provisions of Sections 3.0 (Ownership and License Grant), 5.0 (Technical Support), 7.4 (Survival), 8.0 (Warranties and Indemnification), and
9.0 (Confidentiality), 10.0 (Jurisdiction and Applicable Law), and 11.0 (Miscellaneous) shall survive termination of this Agreement for any reason.

8.0 WARRANTIES AND INDEMNIFICATION.

8.1 Warranties. Diamond represents and warrants as follows:


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         (a) That it owns the technology incorporated into or embodied by the
Carousel Product sold to ISR (or its Affiliate) hereunder and that it has full legal right to sell the Carousel Product and that it has satisfied any and all applicable conditions precedent to such sale and that the sale by it of the Carousel Product hereunder does not violate any obligations to third parties to which it is bound.

         (b) That it has full power to enter into this Agreement, to carry out its respective obligations pursuant to this Agreement, and to grant the rights granted pursuant to this Agreement. Further, Diamond represents and warrants that it has obtained all corporate, third party, and governmental approvals necessary to enter into this Agreement and carry out the transaction contemplated thereby.

         (c) That it is not engaged in nor has it been notified of any potential claims, suits, actions, investigations, or proceedings relating to any Intellectual Property rights concerning the Carousel Product. Diamond will immediately give written notice to ISR of any such event known to it during the term of this Agreement.

         (d) Diamond warrants that (a) the Carousel Product shall be free from all liens, charges or encumbrances, except any lien of Diamond in respect of any unpaid portion of the Purchase Price; (b) the Carousel Product shall be free from defects in material and workmanship and shall conform to the specifications of the Carousel Product set forth in Exhibit A and also conform to the functionality defined in the agreed to Technical Proposal attached to the Purchase Order, if any; and (c) the Carousel Product shall be new and, in the absence of specification of a nature consistent with Diamond's usual and normal production. Diamond shall, at its option, repair or replace (at Diamond's expense) any defective Carousel Product or component thereof, provided however, that Diamond is given written notice of any defect during the warranty period. For this purpose the warranty period shall commence on the earlier of the date of first commercial use or the date on which Diamond tendered the Carousel Product for commercial use, and the warranty period shall end one year after such commencement date. When the installation and commissioning of equipment is not the responsibility of Diamond Phoenix, the date of effective commercial use shall be thirty (30) days after shipment, unless otherwise specified in writing.

         ISR shall give Diamond prompt written notice of any claim under the foregoing Warranty and permit Diamond to inspect the Carousel Product in order to verify the defect or nonconformity. Failure of ISR to give Diamond such notice and opportunity to inspect shall relieve Diamond of all obligations with respect to such claims.

         Subject to Diamond's obligations under section 8.2 of this Agreement, ISR's remedies and Diamond's obligations in connection with any claim made under this warranty shall be limited to repair or, at Diamond's option, replacement of the equipment or part thereof which is found to be defective. Labor performed at the Worksite with regard to such claims is not included in this warranty. ISR shall be responsible for the normal maintenance and repair of the Carousel Product and shall perform the same in accordance with generally accepted maintenance procedures or such other procedures as are set forth in maintenance and repair manuals provided by Diamond to ISR.


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Diamond shall not be responsible for and shall not be obligated to pay or to reimburse Purchaser for (a) any work or repairs performed on the Carousel Product by third parties except for mutually agreed subcontractors, (b) any materials furnished by third parties for use in connection with the Carousel Product if the same was undertaken or furnished without mutual prior written consent or (c) any loss or damage arising from improper operation or maintenance of the Equipment or from ordinary wear and tear.

         Notwithstanding other provisions of this Article, in instances of a "major failure" during the warranty period. Diamond will provide all necessary parts and installation labor to correct the defect. A "major failure" is defined as failure of the Carousel Product or portion of the Carousel Product, to operate as described in the Technical Proposal, which ISR, through the diligent efforts of its maintenance personnel or available contractors, cannot remedy. Diamond will immediately dispatch a serviceman by commercial air carrier upon request and notification of a "major failure" by ISR.

         Should it later be reasonably determined by Diamond that the necessary corrective services were within the capabilities of the ISR's maintenance personnel, ISR will reimburse Diamond for the labor and expenses of the service trip.

         This warranty applies only to products that are manufactured by Diamond and ISR's sole warranty with respect to items not manufactured by Diamond (including without limitation the computers that control the Carousel Product) shall be that of the manufacturer, if any.

         THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN AS SPECIFICALLY SET FORTH ABOVE.

8.2 Indemnity by Diamond. Diamond agrees to indemnify and hold ISR and its Affiliates harmless from any and all loss, cost, liability, or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from the breach or claimed breach of the above warranties and representations, including but not limited to any such loss, cost, liability, or expense arising out of or resulting from any claim brought by a third party against ISR, including any claims that the Carousel Product infringe the Intellectual Property rights of any third party. In the event of any such claim, ISR (or its Affiliate) agrees to notify Diamond promptly of the claim and to permit Diamond, at Diamond's expense, to assume control of the defense thereof with counsel of Diamond's choosing, and cooperate with Diamond in such defense at Diamond's expense.

8.3 ISR's Representations, Warranties, and Covenants.

         (a) ISR represents and warrants that it has full power to enter into this Agreement and to carry out its respective obligations pursuant to this Agreement. ISR also represents and warrants that it has obtained all corporate, third party, and governmental approvals necessary to enter into this Agreement and carry out the transaction contemplated thereby.

         (b) ISR covenants that it shall not modify the Carousel Product or the Carousel Software nor create derivative works based on the Carousel Software in any way without the express written consent of Diamond.

8.4 Indemnity by ISR. ISR agrees to indemnify and hold Diamond harmless from any and all loss, cost, liability, or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from the breach or claimed breach of the above warranties and representations, including but not limited to any such loss, cost, liability, or expense arising out of or resulting from any claim brought by a third party against Diamond. In the event of any such claim, Diamond agrees to notify ISR promptly of the claim and to permit ISR at ISR's expense, to assume control of the defense thereof with counsel of ISR's choosing, and cooperate with ISR in such defense at ISR's expense.

9.0 CONFIDENTIAL INFORMATION.

9.1 "Confidential Information" means any information disclosed by one party to the other party in connection with this Agreement and which the disclosing party believes to include confidential information, is designated with an appropriate legend such as "CONFIDENTIAL:" (or other label indicating its confidential status) at the time of disclosure if in documentary or other tangible form, or if such disclosure is initially oral or visual and not reduced to written or documentary form at the time of disclosure, such Confidential Information shall be identified as confidential at the time of disclosure, summarized or identified in a written document that is marked with an appropriate legend indicating its confidential status, and provided to the other party within twenty (20) days following such oral or visual disclosure. For each item of Confidential Information, the party disclosing the item shall be called the "Disclosing Party," and the party receiving the item shall be called the "Receiving Party."

9.2 Confidentiality Obligations. The Receiving Party shall hold all Confidential Information of the Disclosing Party in trust and confidence, and protect it as the Receiving Party would protect its own confidential information (which shall in any event shall be no less than reasonable protection) and shall not use such Confidential Information for any purpose other than that contemplated by this Agreement. Unless agreed by the Disclosing Party in writing, the Receiving Party shall not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any person other than employees and contractors (such as contract manufacturers or software developers) bound to written confidentiality obligations consistent with and at least as stringent as those set forth herein and who have a need to know such Confidential Information for purposes of enabling a party hereto to exercise its rights and perform its obligations pursuant to this Agreement.

9.3 Exceptions. The obligations specified above shall not apply to any Confidential Information to the extent that (a) it is already known to the Receiving Party without restriction prior to the time of disclosure pursuant to this Agreement; (b) it is acquired by the Receiving

Party from a third party without confidentiality restriction and does not originate with the Disclosing Party; (c) it is independently developed or acquired by the Receiving Party by employees or contractors without access to such Confidential Information; (d) it is approved for release by written authorization of the Disclosing Party; (e) it is in the public domain at the time it is disclosed or subsequently falls within the public domain through no wrongful action of the Receiving Party; or (f) it is furnished to a third party by the Disclosing Party without a similar restriction on the third party's right.

9.4 Compelled Disclosure. A Receiving Party may disclose Confidential Information if it is disclosed pursuant to the requirement of a court or other governmental agency or disclosure is permitted or required by operation of law, provided that the Receiving Party use its best efforts to notify the Disclosing Party in advance and seeks confidential treatment for such Confidential Information.

9.5 Return of Confidential Information. Upon written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party any Confidential Information in its possession or shall certify in writing as to its destruction. In any event, upon termination of this Agreement for any reason, the Receiving Party shall promptly return all Confidential Information to the Disclosing Party.

9.6 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information; provided that each party may disclose the terms and conditions of this
Agreement: (i) as required by any court or other governmental body or as otherwise required by law; (ii) to legal counsel; (iii) in confidence, to accountants, banks, and financing sources and their advisors; and (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

10.0 JURISDICTION, APPLICABLE LAW, AND DISPUTE RESOLUTION.

10.1 Governing Law and Venue. This Agreement and any matters hereunder shall be governed by and construed in accordance with the internal laws of the State of Maine, excluding its conflict of law rules. The parties hereto hereby consent to the exclusive jurisdiction and venue of the state and federal courts of Maine and California with respect to the resolution of any suit, action or proceeding hereunder; provided, however, that only the defendant in any such suit, action or proceeding shall have the right to select the venue as between the states of Maine or California with respect to any such suit, action or proceeding. In any such suit, action or proceeding, the non-prevailing party shall pay to the prevailing party all reasonable attorneys' and expenses incurred by the prevailing party in such suit, action or proceeding. For purposes of the immediately preceding sentence, "attorneys' fees" shall include, without limitation: fees for services relating to the claim or dispute rendered prior to litigation (including investigation); at both trial and appellate levels; after judgment in seeking to obtain any execution or enforcement thereof; and in connection with any bankruptcy or similar proceeding.

10.2 Dispute Resolution. The parties agree to adopt the following procedures with respect to the resolution of any disputes or controversies which may arise during the term of this Agreement:

         In the event that one party believes that the other party has failed to perform any of its obligations under this Agreement, such party's nominated representative shall promptly so notify the other party's nominated representative in writing and request a performance review meeting. The nominated representatives or their designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceeding. No litigation for the resolution of such disputes may be commenced until the designated representatives have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear possible.

11.0 MISCELLANEOUS.

11.1 Independent Contractors. Each party acknowledges that the relationship between the parties pursuant to this Agreement is that of independent contractors. No provision of this Agreement shall be construed to (i) constitute the parties as partners, joint venturers or participants in a joint undertaking, or (ii) give any party the power to direct and control the day-to-day activities of the other. Further, no employees of any party shall be deemed or treated as employees of another party, and each party shall be solely responsible for any and all payroll, employment and related taxes, and withholding applicable to its own employees.

11.2 Waiver. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

11.3 Conflicts in Provisions. In the event of any apparent conflicts or inconsistencies between this Agreement and any Exhibits hereto, to the extent possible such provisions shall be interpreted so as to make them consistent, and if such is not possible, the provisions of this Agreement shall prevail.

11.4 Headings. The Section headings herein are for reference and convenience only and shall not enter into the interpretation hereof.

11.5 Severability. To the extent than any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

11.6 No Assignment. Neither Diamond nor ISR shall assign this Agreement (including without limitation by operation of law such as by merger, change of control, stock or asset sale or stock swap) or assign, transfer, or sublicense any right arising hereunder without the prior written consent of the other. Any assignment permitted hereunder shall be subject to the written consent of the assignee to all the terms and provisions of this Agreement. This provision shall not be construed to prevent the assignment of this Agreement or any rights hereunder to a secured lender as collateral for a loan or to prevent the use by either party of independent contractors in the ordinary course of business.

11.7 Authority. Each party warrants to the other party that it has the authority to enter into this Agreement and that all necessary corporate or other approvals have been or will be obtained.

11.8 Notices. Any notice required or permitted pursuant to this Agreement shall be in writing delivered by hand, overnight courier, telecopy, facsimile, or certified or registered mail to the address first set forth above and shall be effective upon receipt

11.9 Amendment. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both parties.

11.10 Approvals and Similar Actions. Wherever agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

11.11 Force Majeure. In the event of any condition or contingency, existing or future, which is beyond the reasonable control and without the fault or negligence of either party ("Event of Force Majeure") which prevents or delays, or materially increases the cost of, the performance under this Agreement, each party shall be entitled to an appropriate and reasonable extension of time for performance and an equitable adjustment of the Purchase Price. Events of Force Majeure shall include, without limitation, Acts of God, fire, floods, transport delays, labor disputes, and interference by military or civil authorities. If an Event of Force Majeure occurs, the party whose performance is affected shall take reasonable measures to mitigate and minimize the effect of such Event and to continue with the performance of its obligations under this Agreement.

11.12 Limitation of Liability. Notwithstanding any other provision of this Agreement including Section 8.3, Diamond shall not be liable to ISR or anyone claiming through ISR for any special, incidental, indirect or consequential damages of any kind whatsoever, whether such damages arise from the use, inability to use, failure of, defects in, the conditions of, delay in delivery of, or nondelivery of, the Carousel Product or otherwise.

11.13 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof; except as stated in this Agreement, there are no other agreements, understandings, representations, or promises between the parties with respect to the subject matter of this Agreements.

11.14 Construction. This Agreement is the result of negotiation between the parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either party. Any ambiguity shall not be interpreted against the drafting party.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Intelligent Systems for Retail, Inc.     Diamond Phoenix Corporation

By:   /s/ Louis H. Borders               By:     /s/ Thomas F. Coyne
      ----------------------------               -------------------------------
Name:  Louis H. Borders                  Name:    Thomas F. Coyne
      ----------------------------               -------------------------------
Title: President                         Title:   CEO
      ----------------------------               -------------------------------
Date:  Nov. 24, 1998                     Date:    11-24-98
      ----------------------------               -------------------------------

                                LIST OF EXHIBITS

Exhibit A: Carousel Products and Specifications for each Carousel Products

Exhibit B: Price List for Carousel Products

[Artwork depicting carousel]                                           EXHIBIT A

        Specification Sheet

        Carousel

        FULLY TESTED

        All of our carousels are assembled at our factory and tested under power with complete links, yokes, load bars, and drive units in place. Although it takes more time, it assures a quality installation.

        [Diagram of Carousel]

        DIRECT DRIVE

        The motor, reducer, and drive sprocket function as a single connected drive unit producing the highest efficiency, drive speed, and available torque.

        CUSTOM BIN DESIGNS

        Because we fabricate our own bins, we can offer many application specific and unique bin designs including:

        Custom wire spacing and configurations

        Solid steel construction

        Peg board

        Rack style

        Cantilever shelf

        Hopper and enclosed container

        Angle forward shelves for consolidation

        Dual face configurations

        MODULAR FRAME DESIGN

        Modular frame sections use standard sizes so the carousel can be easily extended or reduced in size. Expansion of the carousel is simple and economical.

        STRUCTURAL STEEL CONSTRUCTION

        All frame components are produced with structural steel, making it the most rugged carousel in the industry. Diamond Phoenix carousels are constructed for the heaviest applications and most severe duty cycles.

        FLOOR LOADING

        Base plates maintain full contact with the floor. Independent adjusting top and bottom tracks easily level a carousel without messy grouting or floor shims, even with floor variations of up to 6".


                      STANDARD
                    BIN HEIGHT*
                    (IN INCHES)

                        61"
                        73"
                        85"
                        97"
                       109"
                       121"
                       133"
                       145"

*Please consult factory for custom bins.


CAROUSEL WIDTH

                                        OVERALL WIDTH                               SWING RADIUS
MODEL          BIN WIDTH    --------------------------------------    -------------------------------------
               (INSIDE)     12" SHELF     18" SHELF     22" SHELF     12" SHELF     18" SHELF     22" SHELF
  A               14           50              62             70           51           63              70
  B               18           50              62             70           51           63              70
  C               21           50              62             70           51           63              70
  D5              25           50              62             70           54           64              72
  E               28           48              60             68           52           66              73
  F               32           48              60             68           54           65              72
  G               36           48              60             68           58           68              74


CAROUSEL LENGTH

MODEL   20 BIN    22 BIN    24 BIN    26 BIN    28 BIN    30 BIN    32 BIN   34 BIN    36 BIN    38 BIN    40 BIN   42 BIN   44 BIN
A      14'-8"    16'-2"    17'-7"    19'-0"    20'-5"    21'-10"   23'-4"    24'-9"    26'-2"    27'-7"    29'-0"   30'-6"   31'-11"
B      17'-10"   19'-7"    21'-4"    23'-1"    24'-10"   26'-7"    28'-4"    30'-0"    31'-9"    33'-6"    35'-3"   37'-0"   38'-9"
C      20'-0"    21'-11"   23'-11"   25'-10"   27'-9"    29'-9"    31'-8"    33'-8"    35'-7"    38'-6"    39'-6"   41'-5"   43'-5"
D5     22'-6"    24'-9"    26'-11"   29'-2"    31'-4"    33'-7"    35'-9"    38'-0"    40'-2"    42'-5"    44'-7"   46'-10"  49'-0"
E      26'-9"    29'-4"    32'-0"    34'-7"    37'-2"    39'-10"   42'-5"    45'-0"    47'-8"    50'-3"    52'-10"  55'-6"   58'-1"
F      30'-0"    32'-11"   35'-10"   38'-10"   41'-9"    44'-8"    47'-7"    50'-6"    53'-5"    56'-4"    59'-3"   62'-2"   65'-1"
G      34'-1"    37'-5"    40'-9"    44'-1"    47'-4"    50'-8"    54'-0"    57'-4"    60'-8"    63'-11"   67'-3"   70'-7"   73'-11"


MODEL  46 BIN    48 BIN    50 BIN    52 BIN    54 BIN    56 BIN    58 BIN    60 BIN    62 BIN    64 BIN    66 BIN   68 BIN  70 BIN
A     33'-4"    34'-9"    36'-3"    37'-8"    39'-1"    40'-6"    41'-11"   43'-5"    44'-10"   46'-3"    47'-8"    49'-2"    50'-7"
B     40'-6"    42'-3"    44'-0"    45'-9"    47'-6"    49'-2"    51'-10"   52'-8"    54'-5"    56'-2"    57'-11"   59'-8"    61'-5"
C     45'-4"    47'-3"    49'-3"    51'-2"    53'-2"    55'-1"    57'-0"    59'-0"    60'-11"   62'-10"   64'-10"   66'-9"    68'-9"
D5    51'-3"    53'-5"    55'-8"    57'-10"   60'-1"    62'-4"    64'-6"    66'-9"    68'-11"   71'-2"    73'-4"    75'-7"    77'-9"
E     60'-9"    63'-4"    65'-11"   68'-7"    71'-2"    73'-9"    76'-5"    79'-0"    81'-7"    84'-3"    86'-10"   89'-5"    92'-1"
F     68'-0"    70'-11"   73'-11"   76'-10"   79'-9"    82'-8"    85'-7"    88'-6"    91'-5"    94'-4"    97'-3"   100'-2"   103'-1"
G     77'-2"    80'-6"    83'-10"   87'-2"    90'-6"    93'-9"    97'-1"   100'-5"   103'-9"   107'-0"   110'-4"   113'-8"   117'-0"

Standard bin configurations. If odd or unlisted bin configurations are required, contact factory for lengths. (rounded to nearest inch)

        RUGGED FRAME CONSTRUCTION

        All models are constructed of the same high capacity track and frame size providing the fastest delivery in the industry.

        The strongest frame in the industry. Heavy gauge stainless track is welded to 4" x 3" x 1/4" thick structural steel angle, with 4" x 2" x 1/4" thick steel tubing cross members.

        No frame modifications are necessary for double or triple stacking.

        Structural mezzanines and multiple conveyor lines are easily supported on top of our carousel frames.

        Bottom track is adjustable allowing bins to be raised to any required level.

        LOW MAINTENANCE

        Drive units are accessible, easier to maintain, and need no periodic adjustments.

        All components are accessible from outside the machine.

        Direct drives allow easy and inexpensive replacements.

        Optional automatic lubricators.

        QUALITY CONTROLS

        The CCS keypad controller offers multiple levels of manual and electronic control and functions as the network interface for software driven systems.

        CCS controllers use human readable messages for mechanical, communication, and diagnostic functions.

        A footswitch is standard for manual or back-up control.

        Control panels can be mounted in any location.

        Standard control panels meet NEC and NEMA 1 standards.

        NEMA 12 panels are optional.

        COMMERCIALLY AVAILABLE COMPONENTS

        Commercially available AC drive motors, reducers, controls, and all electrical components throughout.

        SAFETY

        Emergency stops in any location including panels, workstations, and light trees.

        Vertical and horizontal photo eyes are available.

        Optional safety floor mats.

        CE configuration available.

        BINS AND SHELVES

        Custom size bins and shelves.

        Optional bins up to 15 feet tall.

        Adjustable shelves down to 2 inch centers with no tools required.

        Bin capacity: 600, 1000, 1500, 2000 lbs.

        Optional shelf adjustability: 2, 2.5, 3, 3.5, 4, 4.5, 5, 5.5, 6 inches.

        Solid, wire, and pass-through bin backs are available.

        Each bin is supported from four heavy-duty cast aluminum yokes, load tested to 3,200 pounds each.

        Eight 1.5" diameter x .5" precision ground, lifetime lubricated bearings with hardened races distribute and carry the load for each bin.

        Plated bins and shelves are standard.

        SUPERIOR INSTALLATION

        All bins are pre-assembled in our factory with sides and backs connected for easy fold-out installation.

        Factory match marked frames are shipped with all chains, yokes, and drive units in place for accurate, simple, and rapid installation.

        [Carousel Height Diagram]

--------------------------------------------------------------------------------------------------------------
CAROUSEL CURRENT RATINGS
--------------------------------------------------------------------------------------------------------------
                                                 Voltage 230v                          Voltage 480v
                                   ------------------------------------   ------------------------------------
Motor Horsepower   No. of Drives   System Current Req'd   No. of Phases   System Current Req'd   No. of Phases
    1 HP               Single               10A                 1                  5A                  3
    1 1/2 HP           Single               20A                 1                  7A                  3
    2 HP               Single               20A                 1                  7A                  3
    3 HP               Single               15A                 3                  8A                  3
    1 HP                Dual                20A                 1                  7A                  3
    1 1/2 HP            Dual                15A                 3                  8A                  3
    2 HP                Dual                25A                 3                  15A                 3
    3 HP                Dual                30A                 3                  20A                 3
--------------------------------------------------------------------------------------------------------------

---------------------------------------------
CAROUSEL OVERALL HEIGHT
---------------------------------------------
1 HP Drive               Bin Height + 30"
1 1/2-2 HP Drive         Bin Height + 30 1/2"
3 HP Drive               Bin Height + 31 3/4"
Inverted Drive           Bin Height + 19 1/4"
---------------------------------------------

        [Diamond Phoenix Logo]

Diamond Phoenix Corporation                      Regional Offices
167 River Road
PO Box 1608                                      Cleveland, OH
Lewiston, ME 04241-1608                          Cincinnati, OH
                                                 Lynchburg, VA
Phone: (207) 784-1381                            Los Angeles, CA
Fax: (207) 786-0271                              Dallas, TX
E-mail: diamondphoenix@maine.com                 Charlotte, NC
http://www.diamondphoenix.com                    Hartford, CT

[Artwork depicting Light Tree]

        Specification Sheet

        Light Tree

        [Diagram of Light Tree]

        Housing with power and network wiring

        Vertically adjustable display unit

        Velcro

        No tools are required to add and configure displays

        Daisy chain RS485 cable with phone style connectors

        Removable plexiglass cover

        8 and 12 digit displays are clear, bright and readable at a distance of 20 feet

        SIMPLICITY

        Displays are added by simply connecting power and ground to the previous display, and setting the display address.

        A single RS-485 line routes communications from one device to the other in the Diamond Phoenix carousel pod. This simplifies controls wiring, repair and system debugging.

        The same displays are used for both the vertical light trees and horizontal sort bars.

        CONFIGURABILITY

        8 and 12 digit alpha-numeric displays are the same size, fit into the same housing, and can be used together on the same light tree.

        Each light tree can house up to 24 displays supported by 1 power supply. A second power supply can support up to 48 displays on a single tree.

        HIGH VISIBILITY

        Bright yellow LED (dot matrix) displays for unmatched clarity.

        ADJUSTABILITY

        Displays are infinitely adjustable and can be mounted as tightly as 3" centers.

        No tools are required to take apart a light tree or to adjust the position of the displays.

        Housings disassemble with hand turned clips in seconds.

        Additional displays can be connected with phone style snap connectors (by hand).

        NETWORK

        Each display is individually addressed from 1 to 255 by non-volatile rotary switches, easily accessed on the back of the display.

        24V AC power and RS-485 communications are daisy chained from display to display using simple snap-in connectors.

        LTS-6 light trees can support communications up to 19,200 baud for quick LAN response.

        Input ports located on each display can be customized to add various inputs and data updates to the pod network.

        MAINTENANCE

        If a display fails the other displays and addresses are not affected.

        Displays can be bypassed electronically in seconds through our software configuration screen.

        Shipped complete with configuration and testing software.

DIMENSIONS                    8 DIGIT        12 DIGIT
----------                    -------        --------
Vertical dots                    7              7

Horizontal dots                  5              5

Height                         1.25"           .75"

Width                            1"            .5"

Full width                       8"             7"

Full height                    1.25"           .75"

Housing width                 10.25"         10.25"

Housing depth                  2.75"          2.75"


        [Diamond Phoenix Logo]

        Diamond Phoenix Corporation
        167 River Road
        PO Box 1608
        Lewiston, ME 014241-1608

        Phone: (207) 784-1381
        Fax: (207) 786-0271
        E-mail: diamondphoenix@maine.com
        http://www.diamondphoenix.com

        REGIONAL OFFICES

        Cleveland, OH

        Cincinnati, OH

        Lynchburg, VA

        Los Angeles, CA

        Dallas, TX

        Charlotte, NC

        Hartford, CT

                                                                       EXHIBIT B

                                                       Material Handling Systems

DCPS

Diamond Carousel Proposal System


                                                           Carousel System Sales
                                                           PRICING
                                                           REVISION 3.1


Diamond Phoenix Corporation
167 River Road
PO Box 1608
Lewiston, ME 014241-1608

Phone: (207) 784-1381



                VERSION 3.1     Copyright 1995     All Rights Reserved
                               September 4, 1998

[*]

---------------
* Certain information in this Exhibit B has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.